Exhibit 10.6

KINIKSA PHARMACEUTICALS, LTD.

2018  EMPLOYEE SHARE PURCHASE PLAN

OFFERING DOCUMENT

This document (this “Offering Document”) is adopted by the Compensation Committee of the Board of Directors of Kiniksa Pharmaceuticals, Ltd. (the “Company”), in its capacity as Administrator of the Kiniksa Pharmaceuticals, Ltd. 2018 Employee Share Purchase Plan (the “Plan”) and is made a part of the Plan.  A copy of this Offering Document shall be attached to the Plan.  Defined terms used in this Offering Document without definition have the meanings specified in the Plan.

This Offering Document shall apply to Offering Periods under the Plan until this Offering Document is terminated, amended or modified by the Administrator or a new Offering Document is adopted by the Administrator.

Eligibility Requirements:	Eligible Employees of the Company and the Designated Subsidiaries indicated below shall be eligible to participate, provided they meet the other eligibility requirements set forth in the Plan.

Designated Subsidiaries:	All Subsidiaries of the Company.

Offering Periods to Commence:

On each January 1 and July 1; provided, however, that the initial Offering Period under the Plan (the “Initial Offering Period”) shall commence on July 23, 2018 (such date, the “Initial Enrollment Date”) and end December 31, 2018 (the “Initial Offering End Date”).

Length of Offering Periods:	Six months; provided, however, that the Initial Offering Period will commence on the Initial Enrollment Date and end on the Initial Offering End Date.

Purchase Dates:	The Purchase Date with respect to an Offering Period shall occur on the final Trading Day of the Offering Period.

Purchase Price:

On each Purchase Date, the purchase price for a Share will be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to the Plan; provided, further, that the Purchase Price shall not be less than the par value of a Share.

Contributions:

A Participant may elect to have up to 10% of the Participant’s Compensation deducted on each payday on an after-tax basis for use in purchasing Common Shares pursuant to the Plan and subject to the limitations on purchasing Common Shares thereunder.

Enrollment:	Eligible Employees must enroll in an Offering Period by

delivering to the Company or its designee at least seven days prior to the first day of the Offering Period (or not later than 5:00 pm Eastern Time on July 20, 2018 for the Initial Offering Period only) a completed subscription agreement in the form provided by the Company (a “Subscription Agreement”).

Changes in Contribution Rates:

Participants may not change their rate of contributions during an Offering Period for such Offering Period, but may change their rate of contributions for future Offering Periods by delivering to the Company or its designee at least seven days prior to the first day of the Offering Period a completed Subscription Agreement.

Withdrawals:	A Participant may withdraw from an Offering Period not less than seven days prior to the final day of the Offering Period.

If a Participant withdraws from an Offering Period, the Participant may elect to participate again in any subsequent Offering Period so long as the Participant is still eligible to participate in the Plan.

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